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                                                                  EXHIBIT (a)(2)


                             CERTIFICATE OF TRUST

                                      OF

                                 PACIFIC FUNDS



     This Certificate of Trust of Pacific Funds (the "Trust") is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. Ann. Code. Section 3801 et seq.) and sets forth the following:
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     1.   The name of the Trust is:  Pacific Funds.

     2. The business address of the registered office of the Trust and of the registered agent of the Trust is:

               The Corporation Trust Company
               Corporation Trust Center
               1209 Orange Street
               Wilmington, Delaware 19801

     3.   This Certificate shall be effective upon filing.

     4. The Trust is a Delaware business trust to be registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

     5. Notice is hereby given that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

     IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the 21st day of May, 2001.


                                       /s/ Robin S. Yonis
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                                       Robin S. Yonis, as
                                       Initial Trustee, and not individually
                                       700 Newport Center Drive
                                       Newport Beach, California  92660